EXHIBIT 99(a)

_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

May 3, 2000

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION, CONTACT:

     FOR MEDIA INQUIRIES:
     Jan Mitchell, (503) 813-7281
     Dave Eskelsen, (801) 220-2447

     FOR INVESTOR INQUIRIES:
     Andrew Jamieson, (503) 813-7234

PLAN TO TRANSFORM PACIFICORP INTO TOP 10 U.S. UTILITY BY 2004

PORTLAND, Ore. -- PacifiCorp today announced its Transition Plan, which contains proposals for significant organizational and operational changes. The Plan, which is the outcome of an intense five-month review of the company's business, also commits to considerable investment in training and new technology and an increased focus on its stakeholders.

More than 200 initiatives or changes have been proposed. By 2004 PacifiCorp proposes to deliver annual cost savings from 1998 levels of $300 million in operating expenses and $250 million in capital expenditures. Included in the company's investment plans is approximately $150 million over this period for training and new technology.

"The Transition Plan announced today will deliver the commitments that ScottishPower made when the merger with PacifiCorp was announced. It is designed to lead to improved service for customers, continued strong investment in communities and enhanced value for shareholders. By 2004, our goal is to transform PacifiCorp from a company with average performance into a leading U.S. utility in terms of cost efficiency and service," said Sir Ian Robinson, ScottishPower Chief Executive.

The company expects to reduce its workforce company-wide by approximately 1,600 over the same five-year period, mainly through early retirement, voluntary severance programs and attrition. Employee reductions will occur from all areas of the business across the company's six-state service area. Employee development and commitment to life-long learning will become an integral part of PacifiCorp's future.

(more)

2-2-2

"This is an exciting time in PacifiCorp's history. PacifiCorp has a great opportunity to become a leader in the U.S. electric business and we're ready to begin this process by increasing our focus on customers. In fact, we have already begun to deliver on our merger commitments, most notably our Customer Service Guarantees, which we introduced in February this year. In addition, we introduced a green energy product and opened four learning centers. I am confident that this Plan will take PacifiCorp to new h
PacifiCorp is part of ScottishPower, a leading international multi-utility company with a market capitalization of about $16 billion and 7.5 million customers across the western U.S., the U.K. and Australia. PacifiCorp is headquartered in Portland, Oregon and currently serves 1.5 million customers in Oregon, Utah, Wyoming, Idaho, Washington and California.

###